UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 5, 2012, Lions Gate Entertainment Inc. (“LGEI”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), commenced a consent solicitation with respect to the $436.0 million aggregate principal amount of LGEI's 10.25% senior secured second-priority notes due 2016 outstanding (the “Notes”) to effect certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes. Pursuant to the terms of the consent solicitation, the Proposed Amendments would enable LGEI to incur additional secured indebtedness under that certain Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of September 27, 2012, by and among LGEI, as borrower, the guarantors referred to therein and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank (the “Amended Credit Facility”), in an aggregate principal amount not to exceed $650 million (an increase from the current $340 million limit specified in the indenture governing the Notes).

As previously announced, the Amended Credit Facility which provides for an $800 million secured revolving credit facility, subject to a borrowing base and other restrictions, amends and restates LGEI's $340 million facility under the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement with JP Morgan Chase Bank, N.A., dated as of July 25, 2008 (as amended through Amendment No. 4).

On the terms and subject to the conditions described in the Consent Solicitation Statement, dated as of October 5, 2012 (as may be amended or supplemented from time to time, the “Statement”) and the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal”), if LGEI receives the consent of at least a majority of the aggregate principal amount of all outstanding Notes (the “Requisite Consents”), a supplemental indenture effecting the Proposed Amendments will be executed and delivered. Upon effectiveness of such supplemental indenture, LGEI intends to incur additional indebtedness under the Amended Credit Facility in amounts sufficient to repay outstanding indebtedness of approximately $299.2 million of its subsidiary, Summit Entertainment, LLC (“Summit”) under that certain Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of February 21, 2012 among Summit, the guarantors referred to therein, the lenders referred to therein, and JP Morgan Chase Bank, N.A., as administrative agent (the “Summit Credit Facility”). If the Summit Credit Facility is repaid and terminated, LGEI intends to arrange for Summit and certain of its affiliates to become guarantors of the Amended Credit Facility and the Notes, and pledge their assets in support of such guaranties, in accordance with their respective terms.

LGEI will pay a consent payment of $7.50 per $1,000 principal amount of the Notes to holders of the Notes who validly deliver their consents prior to 5:00 p.m., New York City time, on October 12, 2012, or such later time and date to which the solicitation is extended.

This Current Report on Form 8-K does not constitute an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The consent solicitation is not being made in any jurisdiction in which the consent solicitation is unlawful. The consent solicitation is made solely by means of the Statement and the Letter of Transmittal.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to LGEI's intention to solicit consents to the Proposed Amendments, LGEI's intention to incur additional indebtedness under the Amended Credit Facility in amounts sufficient to repay outstanding indebtedness of Summit and LGEI's intention to arrange for Summit and certain of its affiliates to become guarantors of the Amended Credit Facility and the Notes and pledge their assets in support of such guaranties. These forward-looking statements reflect the Company's current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, including the risk that LGEI does not receive the Requisite Consents. Except as required by federal securities laws, the Company does not intend to provide updates concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

The Company is furnishing the information in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2012
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and EVP, Corporate Operations